Tel: 714-957-3200
Fax: 714-957-1080
www.bdo.com

600 Anton Blvd.
Suite 500
Costa Mesa, CA 92626

June 11, 2021

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 27, 2021, filed by our former client, GAN Limited (the "Company"), on June 8, 2021. We agree with the statements made in response to that Item insofar as they relate to our Firm, except as follows:

1. On May 27, 2021, the Company's Management and the Audit Committee of the Board of Directors of the Company dismissed us as the Company's independent registered public accounting firm, effective immediately.

2. We provided written confirmation of our dismissal to the Company and the Audit Committee on May 27, 2021.

3. In the third paragraph of Item 4.01, the dates of our engagement as the Company's independent registered public accounting firm should be from April 16, 2021 through May 27, 2021.

Very truly yours,

BDO USA, LLP